EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES CREDIT FACILITY BORROWING BASE REDETERMINATION AND PARTICIPATION IN UPCOMING INVESTOR CONFERENCE

DENVER, CO April 3, 2014 - SM Energy Company (NYSE: SM) announces that the borrowing base under its senior secured revolving credit facility remained unchanged at $2.2 billion following its lenders’ regularly scheduled semi-annual redetermination process despite several divestitures that occurred late in 2013, including the sizable Anadarko Basin package, and a decrease in the assumed natural gas prices used by the bank group since the last redetermination. SM Energy has elected to leave the commitment amount from the bank group unchanged at $1.3 billion. There were no other changes to the terms of the credit facility resulting from this borrowing base redetermination.

Tony Best, CEO, commented, “I am pleased to see that our credit facility’s borrowing base remained unchanged this redetermination cycle. We were able to hold it flat despite lower gas prices and material divestitures. This is a result of significant growth in proved reserves on our retained asset base. We are well positioned financially to execute on our core development programs and fund success in our New Ventures plays.”

Additionally, the Company announces that it will be participating in the following upcoming investor event:

•	April 8, 2014 - IPAA OGIS New York. Tony Best, CEO, will present at 10:30 AM Eastern Time.

SM Energy's presentation materials for this event will be available the day of the presentation at the Company's website at www.sm-energy.com. A link to the webcast of the Company's presentation will also be available on the Company's website for 15 days after the date of the presentation.

ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.

SM ENERGY CONTACTS:
MEDIA:
Patty Errico, perrico@sm-energy.com, 303-830-5052

INVESTORS:
James Edwards, ir@sm-energy.com, 303-837-2444